Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SHOTSPOTTER, INC.

ShotSpotter, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                      The name of the corporation is ShotSpotter, Inc.

2.                                      The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 30, 2004.  The corporation was originally incorporated under the name of Delaware ShotSpotter, Inc.

3.                                      Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the corporation as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is ShotSpotter, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901.  The name of the registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.                                    Classes of Stock.  The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”, each with a par value of $0.005 per share.  The total number of shares of stock that the Corporation is authorized to issue is 14,550,000.  8,600,000 shares shall be Common Stock.  5,950,000 shares shall be Preferred Stock, of which 1,177,000 shares shall be designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) and 4,773,000 shall be designated as Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”).  “Voting Preferred Stock” shall mean all Preferred Stock other than the Series A-2 Preferred Stock.    The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of this corporation.

B.                                    Rights, Preferences and Restrictions of the Preferred Stock.  The rights, preferences, privileges granted to, and restrictions imposed on, the Preferred Stock are as set forth below in this Article IV.B.

1.                                      Dividend Provisions. The holders of the Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on any other stock of the Corporation, at the annual rate of 8% of the Original Series B-1 Issue Price (as defined below) (the “Preferred Dividends”).  Such dividends will not be cumulative. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, no dividend may be declared by the Board of Directors of the Corporation in connection with or in contemplation of a Liquidation Event (as defined below) other than the Preferred Dividends. The Series A-2 Preferred Stock shall not be entitled to receive dividends.   After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Voting Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Voting Preferred Stock were converted to Common Stock at the then effective Conversion Rate.

2.                                      Liquidation Preference.

(a)                                 In the event of a Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A-2 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.8667 for each outstanding share of Series B-1 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (the “Original Series B-1 Issue Price”) and (ii) an amount equal to any declared but unpaid dividends on such shares ((i) and (ii) together, the “Series B-1 Liquidation Preference”).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-1 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B-1 Preferred Stock.

(b)                                 Upon completion of the distribution required by subsection 2(a), in the event of a Liquidation Event, either voluntary or involuntary, the holders of Series A-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $17.00 for each outstanding share of Series A-2 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (the “Series A-2 Liquidation Preference”).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A-2 Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A-2 Preferred Stock.

(c)                                  Upon completion of the distribution required by subsections 2(a) and 2(b), the holders of the Voting Preferred Stock and Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such shares of Voting Preferred Stock).

(d)                                 For purposes of this Article IV, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (each of (A), (B), and (C), a “Deemed Liquidation Event”) or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.  Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide financing transaction shall not be deemed a “Liquidation Event.”  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Voting Preferred Stock (voting on an as-converted basis).

(e)                                  In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of the Corporation; provided that any securities shall be valued as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)                               If traded on a securities exchange or through the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of the applicable transaction; and

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing of the applicable transaction; and

(C)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Voting Preferred Stock (voting on an as-converted basis).

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii)                               The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(f)                                   In the event the requirements of subsections 2(e) or 2(g) are not complied with, the Corporation shall forthwith either:

(i)                                     cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii)                                  cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(g) hereof.

(g)                                  The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, all notice periods or requirements in this Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the voting power of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) that are entitled to such notice rights.

3.                                      Redemption.  The Preferred Stock is not redeemable.

4.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference applicable to such series of Voting Preferred Stock by the Conversion Price applicable to such series of Voting Preferred Stock (such quotient herein referred to as the

“Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share for the Series B-1 Preferred Stock shall be the Original Series B-1 Issue Price; provided, however, that the Conversion Price shall be subject to adjustment as set forth in this Section 4.

(b)                                 Automatic Conversion.

(i)                                     Each share of Voting Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect immediately upon the earlier of (A) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended (a “Qualified Public Offering”) or (B) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Voting Preferred Stock (voting on an as-converted basis).

(ii)                                  Upon a Qualified Public Offering, each outstanding share of Series A-2 Preferred Stock shall automatically be converted into 0.715548 shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

(c)                                  Mechanics of Conversion.  Before any holder of Voting Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Voting Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Voting Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Voting Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Voting Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Voting Preferred Stock shall not be deemed to have converted such Voting Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with automatic conversion provisions of subsection 4(b)(i)(B) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                                 Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     (A)                               If the Corporation shall issue, on or after the date that this Amended and Restated Certificate of Incorporation is submitted for filing with the Delaware Secretary of State (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)                               No adjustment of the Conversion Price shall be made in an amount less than $0.001 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E)                                In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions hereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation on or after the Filing Date other than:

(A)                               Common Stock issued upon conversion of the Preferred Stock;

(B)                               Common Stock issued or issuable pursuant to any real estate transaction, equipment lease financing or commercial lending arrangement, provided such transaction is entered into for primarily non-equity financing purposes and is approved by the Board of Directors;

(C)                               Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors;

(D)                               Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding immediately following Filing Date or pursuant to warrants to purchase shares of Common Stock;

(E)                                Common Stock issued in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which transaction is unanimously approved by the Board of Directors;

(F)                                 Common Stock issued pursuant to a Qualified Public Offering;

(G)                               Common Stock issued pursuant to strategic transactions, provided such issuances are for primarily non-equity financing purposes and provided that such strategic transactions are approved by at least two-thirds of the members of the Corporation’s Board of Directors;

(H)                              Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(I)                                   Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price resulting from the operation of Sections 4(d)(i) or 4(f); or

(J)                                   Common Stock issued or issuable pursuant to a transaction wherein the holders of a majority of the Voting Preferred Stock, voting on an as-converted to Common Stock basis, agree in writing that such Common Stock shall not cause a conversion price adjustment.

(iii)                               In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)                              If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or option or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Voting Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Voting Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock and other than a Liquidation Event or a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4, provision shall be made so that the holders of the Voting Preferred Stock shall thereafter be entitled to receive upon conversion of the Voting Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Voting Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the

Conversion Price then in effect and the number of shares purchasable upon conversion of the Voting Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                  No Fractional Shares and Certificates as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of each series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Voting Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Voting Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Voting Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Voting Preferred Stock.

(h)                                 Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Voting Preferred Stock, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)                                     Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j)                                    Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.                                      Voting Rights.

(a)                                 General.  The Series A-2 Preferred Stock shall not be entitled to vote, except as required by law. The holder of each share of Voting Preferred Stock shall have the right to one vote for each share of Common Stock into which such share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holder of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock (and not as a separate class except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Voting Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b)                                 Election of Directors.

(i)                                     At each election of directors of the Corporation, (i) for so long as at least 588,236 shares of Voting Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) remain outstanding, the holders of Voting Preferred Stock, voting on an as-converted basis, shall be entitled to elect four directors (the “Preferred Directors”); and (ii) the holders of Voting Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining directors.

(ii)                                  Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(iii)                               No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

6.              Protective Provisions.

(a)                                 For so long as at least 588,236 shares of Voting Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) remain outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the following actions without first obtaining the approval (by vote or written consent as provided by law) of at least a majority of the then-outstanding shares of the Voting Preferred Stock (voting on an as-converted basis):

(i)                                     liquidate, dissolve, or wind-up the affairs of the Corporation, or effect any merger or consolidation or take any action resulting the consummation of any other Deemed Liquidation Event;

(ii)                                  amend or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the shares of any series of Preferred Stock;

(iii)                               authorize, create or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having preferences superior to or on parity with the Series B-1 Preferred Stock with respect to dividends, liquidation, or redemption;

(iv)                              act to reclassify any outstanding shares of capital stock into equity securities having preference or priority with respect to dividends, liquidation, or redemption over any series of Preferred Stock;

(v)                                 pay any dividends on any class or series of stock other than as set forth in Section 1; or

(vi)                              redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or any other transaction approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors.

7.                                      Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the authorized but unissued shares of Preferred Stock resulting from such conversion shall not be issuable by the Corporation.

8.                                      Consent to Certain Repurchases.  Each holder of shares of Preferred Stock shall be deemed to have consented, for purposes of any applicable state law, to any distribution made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, officers, directors, consultants or other service providers (i) pursuant to agreements providing for such repurchase at the original purchase price, (ii) at a purchase price not exceeding the fair market value of such Common Stock or (iii) in connection with the exercise of a contractual right of first refusal entitling the Corporation to purchase the shares upon the terms offered by a third party.  A distribution to the Corporation’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior or senior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division B of this Article IV.

3.                                      Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided herein or otherwise provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.  Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation.  The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE VIII

The Corporation reserves the right to amend or repeal any of the provisions contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of the Corporation are granted subject to this reservation.

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4.                                      This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

This Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on March 28, 2017.

SHOTSPOTTER, INC.

By:	/s/ Ralph A. Clark
Ralph A. Clark
President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION